As filed with the Securities and Exchange Commission on June 10, 2026

Registration No. 333-240152

Registration No. 333-234386

Registration No. 333-219207

Registration No. 333-194089

Registration No. 333-186692

Registration No. 333-179557

Registration No. 333-168534

Registration No. 333-157673

Registration No. 333-149138

Registration No. 333-148149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-240152

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-234386

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219207

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-194089

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186692

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179557

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168534

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157673

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149138

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148149

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASIMO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0368882
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

52 Discovery

Irvine, California 92618

(949) 297-7000

(Address, including zip code, and telephone number, including area code of principal executive offices)

Masimo Corporation 2017 Equity Incentive Plan, as amended

Masimo Corporation 2007 Stock Incentive Plan

Masimo Retirement Savings Plan

(Full title of the plans)

Micah Young

EVP, Chief Financial Officer

Masimo Corporation

52 Discovery
Irvine, California 92618

(949) 297-7000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel Wolf, P.C.

David M. Klein, P.C.

Brian H. Junquera

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed to withdraw and deregister: all shares of common stock, par value $0.001 per share (the “Common Stock”), of Masimo Corporation (the “Registrant”) that had been registered and remain unsold under the Registration Statements, together with any and all plan interests and other securities registered thereunder (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement 333-219207, originally filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on July 7, 2017, and as amended by Registration Statement 333-240152 on Form S-8, originally filed by the Registrant with the SEC on July 28, 2020, registering 7,500,000 shares of Common Stock under the Masimo Corporation 2017 Equity Incentive Plan (as amended) (the “2017 Plan”).

•	Registration Statement 333-149138 on Form S-8, originally filed by the Registrant with the SEC on February 11, 2008, and as amended by Registration Statement 333-234386 on Form S-8, originally filed by the Company with the SEC on October 30, 2019, registering (i) 1,250,000 shares of Common Stock purchased from time to time under the Masimo Retirement Savings Plan (the “401(k) Plan”) by the Trustee (as defined in the 401(k) Plan) with contributions made by the Registrant and its participating subsidiaries and with salary deferrals by participants who may elect to invest in the Registrant’s Common Stock Fund (as defined in the 401(k) Plan); and (ii) an indeterminate amount of plan interests issuable under the 401(k) Plan.

•	Registration Statement 333-148149 on Form S-8, originally filed by the Registrant with the SEC on December 19, 2007, as amended by Registration Statement 333-157673 on Form S-8, originally filed with the SEC on March 4, 2009, as amended by Registration Statement 333-168534 on Form S-8, originally filed with the SEC on August 4, 2010, as amended by Registration Statement 333-179557 on Form S-8, originally filed with the SEC on February 17, 2012, as amended by Registration Statement 333-186692 on Form S-8, originally filed with the SEC on February 15, 2013, as amended by Registration Statement 333-194089 on Form S-8, originally filed by the Registrant with the SEC on February 24, 2014, as amended by Post-Effective Amendment No. 1 on Form S-8, File No. 333-194089, filed with the SEC on July 7, 2017, registering 1,278,627 shares of Common Stock under the Masimo Corporation 2007 Stock Incentive Plan.

On June 10, 2026, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 16, 2026, by and among the Registrant, Danaher Corporation, a Delaware corporation (“Parent”), and Mobius Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the respective offering, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on February 17, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 10, 2026.

MASIMO CORPORATION

By:	/s/ Micah Young
	Name:	Micah Young
	Title:	EVP, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.